UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 16, 2005
AMIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation)	000-50397 (Commission File Number)	51-0309588 (IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO (Address of Principal Executive Offices)	83201 (Zip Code)
(208) 233-4690
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
On August 17, 2005, AMIS Holdings, Inc. announced its intention to close its four-inch wafer fabrication facility and consolidate operations into its six-inch wafer fabrication facility. Both facilities are located in its Oudenaarde, Belgium site. The Company committed to the consolidation plan on August 16, 2005. The Company is taking these actions at its European facilities as part of an ongoing drive to consolidate operations and enhance efficiencies. These actions are expected to be completed by the end of the first quarter of 2007.
The Company anticipates these actions, when fully implemented, will result in net pre-tax cost savings in the range of $1.0 million to $1.5 million per quarter, starting in the first quarter of 2007. The total pre-tax restructuring charge for these actions is expected to be in the range of $20.0 million to $25.0 million, which is expected to be predominately cash. The Registrant currently estimates the costs related to one-time termination benefits to be approximately $8.0 million dollars, depending on negotiations with the local workers’ council. The remaining expenses will be other associated costs related to the closure and consolidation of the facilities. Restructuring charges to be incurred in the third quarter of 2005 will be dependent upon the nature and timing of an agreement with the local workers’ council. The remaining charges are expected to be taken on a quarterly basis through the first quarter of 2007, as incurred.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press release issued August 17, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: August 19, 2005	By:	/s/ David A. Henry
		Name:	David A. Henry
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued August 17, 2005